Exhibit 99.1

iPower Announces Repayment of JPMorgan Asset-Based Lending Facility and Begins Related UCC Lien Terminations

RANCHO CUCAMONGA, CA, December 9, 2025 -- iPower Inc. (Nasdaq: IPW) (“iPower” or the “Company”), today announced the full repayment of its asset-based lending facility (“ABL”) with JPMorgan Chase Bank, N.A. on December 7, 2025. Additionally, the Company has initiated the termination of the related Uniform Commercial Code (“UCC”) filings. To facilitate the payoff and provide near-term flexibility, iPower secured a bridge loan bearing interest at 6.5% per annum, with no fees, used largely to retire the ABL while it evaluates longer-term capital solutions.

“Today we turned the page to a simpler, more flexible capital structure,” said Lawrence Tan, CEO of iPower. “By retiring the ABL and moving quickly to clear the related liens, we’re positioning iPower to go on offense. The bridge loan gives us a clean, predictable runway as we pursue ‘true opportunities’—the ones that can meaningfully advance our retail engine and adjacent initiatives—while staying disciplined on cost and execution. We will also continue to evaluate longer-term capital solutions that align with our strategic growth and profitability objectives.”

Transaction Highlights

•	ABL repaid in full on December 7, 2025.

•	UCC lien terminations initiated related to the legacy facility.

•	6.5% no-fee bridge, used primarily to fund the payoff and provide transitional liquidity.

•	Expanded flexibility to evaluate a broader range of financing alternatives aligned with growth priorities.

About iPower Inc.

iPower Inc. (Nasdaq: IPW) is a technology- and data-driven online retailer and a provider of value-added e-commerce services for third-party products and brands. iPower operates a nationwide fulfillment network and is expanding infrastructure across software, logistics, and manufacturing, with an aim to also pursue initiatives in digital assets and blockchain integration. For more information, please visit www.meetipower.com.

Forward-Looking Statements

All statements other than statements of historical fact in this press release are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations and projections about future events and financial trends that iPower believes may affect its financial condition, results of operations, business strategy, and financial needs. Investors can identify these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. iPower undertakes no obligation to update forward-looking statements to reflect subsequent events or circumstances, or changes in its expectations, except as may be required by law. Although iPower believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and iPower cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results and performance in iPower's Annual Report on Form 10-K and in its other SEC filings, including its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Media & Investor Contact

IPW.IR@meetipower.com